Exhibit (d)(2)

Schedule A

(As of March 27, 2019)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Innovator IBD® ETF Leaders ETF	0.60%	8/31/2017	12/12/2017	12/13/2017	12/13/2019

Innovator S&P 500 Buffer ETF – July	0.79%	8/31/2017	7/12/2018	8/1/2018	8/1/2020

Innovator S&P 500 Power Buffer ETF – July	0.79%	8/31/2017	7/12/2018	8/1/2018	8/1/2020

Innovator S&P 500 Ultra Buffer ETF – July	0.79%	8/31/2017	7/12/2018	8/1/2018	8/1/2020

Innovator Loup Frontier Tech ETF	0.70%	6/20/2018	7/19/2018	7/20/2018	7/20/2020

Innovator IBD® Breakout Opportunities ETF	0.80%	6/20/2018	9/7/2018	9/11/2018	9/11/2020

Innovator S&P 500 Buffer ETF – October	0.79%	9/19/2018	9/24/2018	9/26/2018	9/26/2020

Innovator S&P 500 Power Buffer ETF – October	0.79%	9/19/2018	9/24/2018	9/26/2018	9/26/2020

Innovator S&P 500 Ultra Buffer ETF – October	0.79%	9/19/2018	9/24/2018	9/26/2018	9/26/2020

Innovator S&P 500 Buffer ETF – January	0.79%	12/17/2018	12/21/2018	12/26/2018	12/26/2020

Innovator S&P 500 Power Buffer ETF – January	0.79%	12/17/2018	12/21/2018	12/26/2018	12/26/2020

Innovator S&P 500 Ultra Buffer ETF – January	0.79%	12/17/2018	12/21/2018	12/26/2018	12/26/2020

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Innovator S&P 500 Buffer ETF – April	0.79%	3/21/2019	3/25/2019	3/27/2019	3/27/2021

Innovator S&P 500 Power Buffer ETF – April	0.79%	3/21/2019	3/25/2019	3/27/2019	3/27/2019

Innovator S&P 500 Ultra Buffer ETF – April	0.79%	3/21/2019	3/25/2019	3/27/2019	3/27/2019